                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                            Expert Software, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 302131107
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of     Pages
                                        ---

CUSIP No. 302131107                   13G                 Page  2  of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     JMI Partners                    76-0367609
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power       0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power       0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power       0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302131107                   13G                 Page  3  of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     JMI Equity Fund, L.P.                 76-0367611
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power        0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power        0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power        0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power        0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302131107                   13G                 Page  4  of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Charles E. Noell                    ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power        under 5%
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power            0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power        under 5%
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power            0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     under 5%
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     under 5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302131107                   13G                 Page  5  of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Harry S. Gruner                 ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power     under 5%
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power     0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power     under 5%
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power     0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     under 5%
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     under 5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302131107                   13G                 Page  6  of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Norris van den Berg                 ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power     under 5%
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power     0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power     under 5%
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power     0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     under 5%
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     under 5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 302131107                   13G                 Page  7  of     Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Anthony Moores                 ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power    under 5%
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power    0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power    under 5%
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     under 5%
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     under 5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER: Expert Software, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            800 Douglas Road
            Executive Tower
            Suite 750
            Coral Gables, Florida 33134

ITEM 2(a). NAMES OF PERSONS FILING: JMI Equity Fund, L.P. ("JMI"), JMI Partners, ("JMI Partners"), which is the sole general partner of JMI, and Messrs. Harry S. Gruner ("Gruner"), Anthony Moores ("Moores"), Charles Noell ("Noell") and Norris van den Berg ("van den Berg") (the "General Partners"). Gruner, Moores, Noell and van den Berg are individual general partners of JMI Partners. The persons named in this paragraph are referred to individually herein as "Reporting Person" and collectively as the "Reporting Persons".

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of the Reporting Persons is JMI, Inc., 1119 St. Paul Street, Baltimore, Maryland 21202.

ITEM 2(c). CITIZENSHIP: Each of JMI and JMI Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share.

ITEM 2(e).  CUSIP NUMBER: 302131107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

           (b) / / Bank as defined in Section 3(a)(6) of the Act.

           (c) / / Insurance Company as defined in Section 3(a)(19) of the Act.

           (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

           (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

           (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

           (g) / / Parent Holding Company, in accordance with
                   Rule 13d-1(b)(ii)(G) of the Act.

           (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

           Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.  OWNERSHIP.

         (a) Amount Beneficially Owned: JMI is the record owner of 0 shares (the "Record Shares") as of December 31, 1997. As the general partner of JMI, JMI Partners may be deemed to own beneficially the Record Shares. As the general partners of JMI Partners, the sole general partner of JMI, each of the General Partners may also be deemed to own beneficially the Record Shares. Therefore, JMI, JMI Partners and each of the General Partners may be deemed to own beneficially under 5% of shares.

         (b) Percent of Class: Each Reporting Person: under 5%. The foregoing percentage is calculated based on the 7,548,494 shares of Common Stock reported to be outstanding at October 31, 1997 in the most recent Form 10Q of Expert Software, Inc., as adjusted pursuant to Rule 13d-3(d).

         (c) Number of shares as to which such person has:

             (i) sole power to vote or to direct the vote: under 5% of shares for each Reporting Person.

            (ii) shared power to vote or to direct the vote: 0 for each
                 Reporting Person.

           (iii) sole power to dispose or to direct the disposition of: under 5% of shares for each Reporting Person.

            (iv) shared power to dispose or to direct the disposition of: 0 for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY-BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).